Exhibit 99.1

Bank of South Carolina Corporation Declares Dividend and Authorizes Stock Repurchase

CHARLESTON, S.C., March 26, 2020 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent company for The Bank of South Carolina, declared a quarterly cash dividend of $0.16 per share to shareholders of record April 6, 2020, payable April 30, 2020. This represents the 122nd quarterly cash dividend paid to shareholders – representing over 30 years of rewarding our shareholders.

Additionally, the Company authorized the repurchase of up to $1 million of the Company's issued and outstanding common stock through March 2021. The stock repurchases may be open market or private purchases, negotiated transactions, block purchases, and/or otherwise. The amount and timing of the stock repurchases will be based on various factors, such as management's assessment of the Company's liquidity, the market price of Company common stock compared to management's assessment of such stock's underlying value, and other applicable regulatory, legal and accounting factors. The Company has no obligation to repurchase any shares.

Fleetwood S. Hassell, President and Chief Executive Officer, stated, "In these times of adversity, your bank continues to operate with strong capital, steady earnings, and a visible community presence. As a bank, we are here as a source of strength and comfort to see our customers and shareholders through these challenges. We are pleased to declare, once again, this quarterly cash dividend."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in North Charleston, Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, TELEPHONE: (843) 724-1500